Exhibit 10.1

June 29, 2021

Jené Elzie

15 Main Street

Wappingers Fall, NY 12590

Dear Jené:

I am pleased to offer you the opportunity to serve as a member of the Board of Directors (the “Board”) of Zeta Global Holdings Corp. (the “Company”), effective as of June 29, 2021 (the “Appointment Date”). Set forth below is a summary of our mutual agreement as to the terms of your service.

As a member of the Board (in such capacity, a “Director”), you will have such customary responsibilities, duties and authority as are associated with such position, including attendance and participation in meetings of the Board in person or by phone or other electronic means in accordance with the policies of the Board as in effect from time to time, service on Board committees as determined and mutually agreed from time to time, and availability for consultation with officers and/or other Directors of the Company and its subsidiaries as necessary.

In consideration for your service as a Director, you will be eligible to receive an annual cash retainer in an amount equal to $100,000 (the “Cash Retainer”). The Cash Retainer will be payable in arrears in four equal quarterly installments as soon as possible following March 31, June 30, September 30 and December 31 of each calendar year during which you serve as a Director; provided that if you do not serve as a Director for an entire calendar quarter, the Cash Retainer will be prorated for the portion of such calendar quarter you actually served as a Director.

In addition, during your service as a Director, you will be granted an annual award of restricted stock as set forth in this letter (the “Equity Award”). The Equity Award will be granted under and subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then maintained by the Company (the “Equity Plan”) and shall be subject to an award agreement in substantially the form previously approved by the Board. On each July 1 occurring after the Appointment Date, and subject to your continued service as a Director through each such date, you shall automatically be granted the Equity Award in the form of a number of shares of restricted stock (“Restricted Stock”) determined by dividing $150,000 by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s Class A Common Stock on the date of grant (with any partial shares that result being rounded up to the nearest whole share). For the avoidance of doubt, the Equity Award for calendar year 2021 will be granted on July 1, 2021 and will be based on the Fair Market Value of the Company’s Class A Common Stock on such date. The Equity Award shall vest as to 25% of the shares on first anniversary of the date of grant and as to 25% of the shares on each October 1, January 1 and April 1 thereafter, such that the Equity Award shall be fully vested 21 months from the date of grant, subject to your continued service as a Director through each such vesting date.

Notwithstanding anything herein to the contrary, the Company reserves the right to modify the cash and equity compensation payable to you for your service as a Director in connection with the adoption of a director compensation program applicable to other non-employee members of the Board.

You will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with fulfilling your responsibilities as a Director, in accordance with the Company’s expense reimbursement policies in effect from time to time. In addition, it is the Company’s customary practice to maintain a D&O insurance policy covering the Company’s non-employee Directors. A copy of the policy can be made available to you upon request.

Your service as a Director will begin on the Appointment Date and will continue for an indefinite period of time. By countersigning below, you agree that your service as a Director is subject to customary nomination and election processes and may be terminated at any time without further compensation in accordance with applicable policies and procedures, including as set forth in the Company’s bylaws and other organizational documents. In addition, you will be free to resign from your position as a Director at any time.

As a Director, you will have access to confidential information, the ownership and confidential status of which are highly important to the Company, and you agree to comply with all policies and procedures of the Company for the protection of such confidential information. Without limiting the foregoing, by countersigning a copy of this letter you agree that all confidential or proprietary information regarding the Company, its subsidiaries or its affiliates, including, but not limited to, trade secrets, information, technical data, customer lists, marketing research or plans, pricing strategies, Company data, or any other proprietary information, is and shall continue to be the exclusive property of the Company. You acknowledge and agree that all confidential information is and shall continue to be the exclusive property of the Company, whether or not conceived, discovered or developed, in whole or in part, by you and whether or not disclosed or entrusted to you in connection with your retention by the Company.

Except for disclosure of confidential information to other Directors, employees and consultants of the Company on a “need to know” basis in the course of performing your services as a Director, you agree not to disclose, use or exploit confidential information at any time during or after retention by the Company unless (i) the Company consents in writing to such use or (ii) the Company or a court of lawful jurisdiction directs otherwise. You agree that any request or attempt to subpoena confidential information shall be reported directly to the Company as soon as possible after receipt. Nothing in this letter shall prohibit or limit your use of information (i) that was known by you previous to you beginning service as a Director (which information shall remain subject to any confidentiality restrictions in effect at the time of your receipt of such information), (ii) that you lawfully obtained from a third party that is not under an obligation to the Company not to disclose such information or (iii) that is or becomes publicly available or generally known in the industry or trade in which the Company operates through no action or omission by you.

During your tenure as a Director, you shall at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you shall not be eligible to participate in employee benefit plans provided by the Company or its subsidiaries to employees, and the Company shall not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes. You shall be and remain solely liable for all taxes imposed on compensation paid to you in respect of your service as a Director, and you agree to pay all such taxes when due.

We are excited about your proposed service as a non-employee Director and believe that your service will add value to the Company. If you are in agreement with the terms and conditions described in this letter, please sign below and return it to our offices within five days after the date of this letter.

Sincerely,

/s/ Steven Vine
Name: Steven Vine
Title: EVP, Corporate Development & General Counsel

[Countersignature page follows]

I accept the terms and conditions set forth above.

Dated this 29th day of June 2021.

By:	/s/ Jené Elzie
Name:	Jené Elzie